Exhibit 3.28

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

JERIT CS FUND I, LLC

i

ARTICLE VI - ACCOUNTING AND BANK ACCOUNTS		13
6.1	Fiscal Year	13
6.2	Books and Records	13
6.3	Bank Accounts	13

ARTICLE VII - TRANSFERS OF INTERESTS		13
7.1	General Provisions	13
7.2	Redemption of Interests	13

ARTICLE VIII - DISSOLUTION AND TERMINATION		13
8.1	Events Causing Dissolution	13
8.2	Effect of Dissolution	14
8.3	Application of Proceeds	14

ARTICLE IX - MISCELLANEOUS		14
9.1	Title to the Property	14
9.2	Nature of Interest in the Company	14
9.3	No Third Party Rights	14
9.4	Amendments to this Agreement	14
9.5	Severability	14
9.6	Binding Agreement	14
9.7	Headings	14
9.8	Governing Law	14

ii

AMENDED AND RESTATED OPERATING AGREEMENT

OF

JERIT CS FUND I, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”), is made effective as of April 2, 2008, by and between JERIT CS Fund I, LLC, a Delaware limited liability company (the “Company”), and EPT Schoolhouse, LLC, a Delaware limited liability company (the “Member”).

RECITAL

On April 2, 2008, EPT Schoolhouse, LLC (the “Member”) acquired 100% of the Company pursuant to a Membership Interest Purchase Agreement, and desires to enter into this Amended and Restated Operating Agreement.

AGREEMENT

In consideration of the premises and the agreements contained herein, the undersigned declare and agree as follows.

ARTICLE I - DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise specifies:

“Act” means the Delaware Limited Liability Company Act, as amended or revised from time to time.

“Agreement” means the Amended and Restated Operating Agreement of the Company, as amended or restated from time to time, which shall also constitute the Company’s limited liability company agreement for purposes of the Act.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company as of the end of each fiscal quarter, or other applicable period, derived from any source (other than capital contributions and Liquidation Proceeds) that the Management Committee determines is available for distribution to the Member after taking into account any amount required or appropriate to maintain a reasonable amount of reserves.

“Certificate” means the Certificate of Formation of the Company as filed with the Delaware Secretary of State, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future federal tax laws.

“Company” means JERIT CS Fund I, LLC, a Delaware limited liability company.

“Credits” means all tax credits allowed by the Code with respect to activities of the Company or the Property.

“Distributions” means any distributions by the Company to the Member of Available Cash or Liquidation Proceeds or other amounts.

“Fair Value” of an asset means its fair market value.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with the Code.

“Interest” refers to all of the Member’s rights and interests in the Company in the Member’s capacity as a Member, all as provided in the Certificate, this Agreement and the Act, including, without limitation, the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Management Committee” means any group of Managers, or any sole Manager, designated by the Member pursuant to Article V to manage the business and affairs of the Company.

“Manager” means each of the Persons designated as such by the Member pursuant to Article V.

“Member” means EPT Schoolhouse, LLC, a Delaware limited liability company, or any successor-in-interest who becomes a Member as provided in this Agreement.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

1.2 Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE II - BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose. The name of the Company shall be as stated in the Certificate. The business purpose of the Company is to directly, or indirectly through any entity in which the Company may have an interest, engage in any lawful business for which a limited liability company may be organized under the Act. The Company is formed only for such business purpose and shall not be deemed to create any agreement by the Company or the Member with respect to any other activities whatsoever other than the activities within such business purpose.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs.

2.3 Principal Office. The principal office of the Company shall be located at such place(s) as the Management Committee may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate. The registered office and registered agent of the Company in the State of Delaware may be changed, from time to time, by the Management Committee.

2.5 Certificate. The Member and the Company hereby acknowledge, confirm, and agree to the Certificate. The Member or the Company may amend or restate the Certificate at such time or times and in such manner as may be required or permitted by the Act and this Agreement.

2.6 Effective Date. This Agreement shall be effective on the date of this Agreement. The Company shall continue until dissolved pursuant to the Act, the Certificate, or this Agreement.

2.7 No Liability of Member or Manager. No Member or Manager, solely by reason of being a Member or Manager, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Manager, agent, or employee of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing liability on the Member or any Manager for liabilities of the Company.

ARTICLE III - CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contributions. Prior to or upon execution of this Agreement, the Member may make such contributions to the capital of the Company as the Member may determine.

3.2 Additional Capital Contributions. The Member shall not be obligated to make any additional contributions to the capital of the Company and, accordingly, the Member shall not be liable for damage to the Company as a result of the failure of the Member to make any additional contributions. The Member may, however, make such additional contributions to the capital of the Company as determined from time to time by the Management Committee and approved by the Member.

3.3 Capital Accounts. A capital account may be maintained by the Company for the Member.

3.4 Loans. The Member may make loans to the Company in such amounts, at such times, and on such terms and conditions as may be determined by the Management Committee and the Member, which loans by the Member to the Company shall not be considered as contributions to the capital of the Company. The Company may make loans to the Member in such amounts, at such times, and on such terms and conditions as may be determined by the Management Committee and the Member.

ARTICLE IV - ALLOCATIONS AND DISTRIBUTIONS

4.1 Non-Liquidation Cash Distributions. The amount, if any, of Distributions of Available Cash or other Distributions may be determined and distributed by the Management Committee at any time and from time to time.

4.2 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

(a) First, to the payment of debts and liabilities of the Company (including to the Member to the extent otherwise permitted by law and applicable contractual restrictions) and the expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c) Then, the remainder to the Member.

4.3 Income, Losses and Credits. The Company’s Income or Loss, as the case may be, and applicable Credits, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company, shall be allocated to the Member for both financial accounting and income tax purposes, except as otherwise provided for herein or unless the Management Committee determines otherwise.

4.4 Withholding of Distributions. Notwithstanding any other provision of this Agreement, the Management Committee (or any Person required or authorized by law to wind up the Company’s affairs) may suspend, reduce or otherwise restrict Distributions of Available Cash, Liquidation Proceeds, or other amounts, when, in the Management Committee’s sole opinion, such action is in the best interests of the Company.

4.5 Tax Withholding. Notwithstanding any other provision of this Agreement, the Management Committee may take any action that the Management Committee determines is necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including, without limitation, withholding on any Distribution to the Member. For all purposes of this Article IV, any amount withheld on any Distribution and paid over to the appropriate governmental body may be treated as if such amount had in fact been distributed to the Member.

ARTICLE V - MANAGEMENT

5.1 Management. The business and affairs of the Company shall be managed by Persons designated by the Member pursuant to Section 5.2 hereof, who shall be referred to as “Managers” and who, acting as a board, shall constitute the “Management Committee.” Each Manager shall hold office until such Manager’s successor is duly designated or until such Manager’s earlier death or resignation, or removal, with or without cause, by the Member. Managers need not be Members of the Company. Except as expressly limited by law, the Certificate or this Agreement, the Property and the business of the Company shall be controlled and managed by the Management Committee. The Management Committee shall have and is vested with all powers and authorities, except as expressly limited by law, the Certificate, or this Agreement, to do or cause to be done any and all lawful things for and in behalf of the Company, to exercise or cause to be exercised any or all of its powers, privileges and franchises, and to seek the effectuation of its objects and purposes. The Management Committee may from time to time with the approval of the Member, as reasonably necessary to carry on the day-to-day business and affairs of the Company and carry out the decisions of the Member and the Management Committee, delegate its powers and authorities to employees of the Company, or to any other representatives of the Company, as officers or in such other capacities as the Management Committee may determine with the approval of the Member.

5.2 Designation of Managers. The Member may at any time and from time to time designate one (1) or more Managers to serve on the Management Committee, which Managers shall serve until their successors have been duly designated by the Member or until their earlier death or resignation, or removal, with or without cause, by the Member. Designation of Managers shall not be required at any regular frequency, but, instead, shall occur at such times as the Member shall determine. The Member may also be a Manager and, in the absence of any designation by the Member of any other Managers, shall be deemed to be designated as, and constitute, the sole Manager of the Company. At any time that only one (1) Manager has been designated, or deemed designated, by the Member, then any reference in this Agreement to the Management Committee shall be deemed a reference to such sole Manager and such sole Manager may, subject to all other provisions of this Agreement, manage the business and affairs of the Company without the necessity of calling or conducting any meetings of the Managers or Management Committee as otherwise contemplated in this Article V.

5.3 Meetings of the Management Committee; Place of Meetings. Meetings of the Management Committee shall not be required to be held at any regular frequency, but, instead, shall be held upon the call of any Manager. All meetings of the Management Committee shall be held at the principal office of the Company or at such other place, either within or without the State of Delaware, as shall be designated by the Managers calling the meeting and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Managers may participate in a meeting of the Management Committee by means of conference telephone equipment or similar communications equipment whereby all Managers participating in the meeting can hear each other and participation in a meeting in this manner shall constitute presence in person at the meeting.

5.4 Quorum; Voting Requirement. At all meetings of the Management Committee, a majority of the number of Managers then serving shall constitute a quorum for the transaction of business. Subject to any and all other express restrictions or requirements under this Agreement, the act of a majority in number of the Managers present at any meeting of the Management Committee at which a quorum is present shall be the act of the Management Committee.

5.5 Notice of Meeting. Notice of each meeting of the Management Committee, stating the place, day and hour of the meeting shall be given to each Manager at least two days before the day on which the meeting is to be held. The notice may be given by any Manager having authority to call the meeting. “Notice” and “call” with respect to such meetings shall be deemed to be synonymous.

5.6 Waiver of Notice. Whenever any notice is required to be given to any Manager under the provisions of this Agreement, a waiver thereof in writing signed by such Manager, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting except where a Manager attends a meeting for the express purposes of objecting to the transaction of any business because the meeting is not lawfully called or convened.

5.7 Action Without a Meeting. Any action that is required to be or may be taken at a meeting of the Management Committee may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all of the Managers. The consents shall have the same force and effect as a unanimous vote at a meeting duly held.

5.8 Compensation of Managers. Managers shall not receive any compensation for their services as such, unless approved by the Member. Nothing herein contained shall be construed to preclude any Manager from serving the Company in any other capacity and receiving compensation therefore. In addition, subject to such reasonable policies and documentation requirements as the Management Committee may adopt from time to time with the approval of, or at the direction of, the Member, each Manager shall be entitled to payment by or reimbursement from the Company of all reasonable out-of-pocket expenses incurred by such Manager in the course of furnishing services as a Manager of the Company under this Agreement (other than for any salaries, wages, fringe benefits, or other compensation of such Manager’s directors, officers, members, managers, or employees, or for any general overhead expenses incurred by such Manager such as, but not limited to, maintaining an office separate from that of the Company).

5.9 Restrictions on Authority of Management Committee. The Management Committee shall not be authorized to act in connection with the following, except with the written approval of the Member:

(a) Approval of a merger or consolidation of the Company with another Person;

(b) Change of the status of the Company from one in which management is vested in the Management Committee to one in which management is vested in the Member;

(c) The sale, lease, exchange, or other disposition, or encumbrance (including by mortgage, deed of trust, or pledge), other than in the ordinary course of the Company’s business, of all, or substantially all, the Property, with or without the goodwill of the Company; or

(d) A determination, modification, compromise or release of the amount and character of the contributions that the Member shall make as the consideration for the issuance of its Interest.

The express written approval of the Member shall be required for the foregoing transactions. The Member may at any time and from time to time impose such other or additional restrictions on the authority of the Management Committee as the Member may deem appropriate.

5.10 Delegation of Authority and Appointment of Officers. At any time and from time to time, the Management Committee may in its discretion designate any Person to carry out the decisions of the Management Committee or the Members, including, but not limited to, the execution of any instruments on behalf of the Company. The Management Committee shall have the power and authority to appoint individuals to act as officers of the Company or to act in such other capacities or on such committees as the Management Committee deems advisable from time to time, and any such individuals shall serve for such periods and hold such positions, have such power and authority and be subject to such restrictions or limitations, and be entitled to such compensation, as the Management Committee may determine from time to time. Any number of titles may be held by the same individual. Any appointment or delegation of authority may be revoked, and any individual may be removed from any officer position or other capacity, at any time by the Management Committee, with or without cause. Unless otherwise specified by the Management Committee, and subject to any express limitations on power or authority as provided in this Agreement, an individual appointed as a President, Chief Executive Officer, Chief Financial Officer, Vice President, Secretary or Treasurer shall have the duties, powers and authority described below.

(a) President and Chief Executive Officer. Unless otherwise specified by the Management Committee, the individual(s) appointed or otherwise designated by the Management Committee as the President and the Chief Executive Officer of the Company shall be the executive officers of the Company and, subject to the direction of the Management Committee, shall in general supervise, manage and control the day-to-day operations of the Company. The President and the Chief Executive Officer shall each have authority, subject to such rules as may be prescribed by the Management Committee, to appoint such agents and employees of the Company as the President and the Chief Executive Officer shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President and the Chief Executive Officer. The President and the Chief Executive Officer shall each have authority to sign, execute, and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Company’s regular business, or which shall be authorized by resolution of the Management Committee; and except as otherwise provided by the Management Committee, the President or the Chief Executive Officer may each authorize any Chief Operating Officer, Chief Financial Officer Vice President or other officer or agent of the Company to sign, execute, and acknowledge such documents or instruments on behalf of the Company. In general, the President and the Chief Executive Officer shall each perform all duties incident to their respective offices of the President and the Chief Executive Officer and such other duties as may be prescribed by the Management Committee from time to time.

(b) Chief Financial Officer. The Management Committee may appoint or designate a Chief Financial Officer, who shall, subject to the authority and duties of the President and Chief Executive Officer, assist the President and Chief Executive Officer in overseeing the day-to-day operations of the Company and such other duties, with such power and authority, as shall be determined by the Management Committee from time to time.

(c) Vice President(s). The Management Committee may appoint or designate one or more Vice Presidents, who shall perform such duties and have only such authority as from time to time may be delegated or assigned to such Vice President by the Management Committee or the President and the Chief Executive Officer.

(d) Secretary. The Management Committee may appoint or designate a Secretary, who shall (A) keep minutes of the meetings of the Members and of the Management Committee (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Members or the Management Committee or committees thereof without a meeting); (B) see that all notices are duly given in accordance with the provisions of this Agreement or as required by the Act; (C) be custodian of the corporate records; (D) maintain a record of the Members of the Company, in a form that conforms to the requirements of the Act; and (E) in general perform all duties incidental to the office of Secretary and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President and Chief Executive Officer or by the Management Committee.

(e) Treasurer. The Management Committee may appoint or designate a Treasurer, who shall (A) have charge and custody of and be responsible for all funds and securities of the Company; (B) maintain appropriate accounting records; (C) receive and give receipt for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Agreement; and (D) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President and the Chief Executive Officer or by the Management Committee.

5.11 Execution of Documents Filed with Secretary of State of Delaware. The Member, the Member’s designee, Manager or any officer shall be authorized to execute and file with the Secretary of State of Delaware any document permitted or required by the Act. The Member hereby ratifies and affirms the Certificate as heretofore filed on behalf of the Company.

5.12 Limitation of Liability; Indemnification.

(a) Limitation. To the fullest extent permitted by applicable law, no Person shall be liable to the Company or its Member for any loss, damage, liability or expense suffered by the Company or its Member on account of any action taken or omitted to be taken by such Person as a Member or Manager of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, and in a manner such Person reasonably believes to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person’s conduct was unlawful. The Member’s or Manager’s liability hereunder shall be limited only for those actions taken or omitted to be taken by such Member or Manager in connection with the management of the business and affairs of the Company.

(b) Right to Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or in the right of the Company or by third parties) by reason of the fact that such Person is or was a Member or Manager of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), if such Person discharged such Person’s duties in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if such Person had no reasonable cause to believe that such Person’s conduct was unlawful; provided, however, that the Company shall not be required to indemnify or advance expenses to any Person from or on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; provided, further, that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Member; provided, further, that a Member or Manager shall be indemnified hereunder only for those actions taken or omitted to be taken by such Member or Manager in connection with the management of the business and affairs of the Company or any Other Enterprise and that the provisions of this Section 5.12 are not intended to extend indemnification to the Member or any Manager for any actions taken or omitted to be taken by the Member or Manager in any other connection, including, but not limited to, any other express obligation of the Member or Manager undertaken in this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Person seeking indemnification did not discharge such Person’s duties in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, that such Person had reasonable cause to believe that such Person’s conduct was unlawful with respect to any criminal action or proceeding, or that such Person’s conduct was knowingly fraudulent, deliberately dishonest or willful misconduct.

(c) Enforcement of Indemnification. In the event the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Section 5.12, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such Person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

(d) Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Member or independent legal counsel reasonably determines that such Person would not be entitled to indemnification hereunder.

(e) Non-Exclusivity. The indemnification and the advancement of expenses provided by this Section 5.12 shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, policy of insurance or otherwise, both as to action in their official capacity and as to action in another capacity while holding their respective offices, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 5.12 shall continue as to a Person who has ceased to be a Member or Manager of the Company, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such Person.

(f) Insurance. Upon the approval of the Member or the Management Committee, the Company may purchase and maintain insurance on behalf of any Person who is or was a Member, Manager, agent or employee of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Section 5.12.

(g) Amendment and Vesting of Rights. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 5.12 shall not be amended or repealed and the rights to indemnification and advancement of expenses created hereunder shall not be changed, altered or terminated except by the Member. The rights granted or created hereby shall be vested in each Person entitled to indemnification hereunder as a bargained-for, contractual condition of such Person’s serving or having served as a Member or Manager of the Company or serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and, while this Section 5.12 may be amended or repealed, no such amendment or repeal shall release, terminate or adversely affect the rights of such Person under this Section 5.11 with respect to any act taken or the failure to take any act by such Person prior to such amendment or repeal or with respect to any action, suit or proceeding with respect to such act or failure to act filed after such amendment or repeal.

(h) Definitions. For purposes of this Section 5.12, references to:

(i) “Company” shall include, in addition to the resulting or surviving limited liability company (or other entity), any constituent limited liability company (or other entity) (including any constituent of a constituent) absorbed in a consolidation or merger so that any Person who is or was a member or manager of such constituent limited liability company (or other entity), or is or was serving at the request of such constituent limited liability company (or other entity) as a director, officer or in any other comparable position of any Other Enterprise shall stand in the same position under the provisions of this Section 5.12 with respect to the resulting or surviving limited liability company as such Person would if such Person had served the resulting or surviving limited liability company (or other entity) in the same capacity;

(ii) “defense” shall include investigations of any threatened, pending or completed action, suit or proceeding as well as appeals thereof and shall also include any defensive assertion of a cross-claim or counterclaim;

(iii) “fines” shall include any excise taxes assessed against a person with respect to an employee benefit plan;

(iv) “Other Enterprises” or “Other Enterprise” shall include, without limitation, any other limited liability company, corporation, partnership, joint venture, trust or employee benefit plan; and

(v) “serving at the request of the Company” shall include any service as a director, officer or in any other comparable position that imposes duties on, or involves services by, a Person with respect to an employee benefit plan, its participants, or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted “in the best interest of the Company” as referred to in this Section 5.12.

(i) Severability. If any provision of this Section 5.12 or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Section 5.12 and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all Persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability. Without limiting the generality of the foregoing, if the Member or any Manager of the Company or any Person who is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, is entitled under any provision of this Section 5.12 to indemnification by the Company for some or a portion of the judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines or other expenses actually and reasonably incurred by any such Person in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding), whether civil, criminal, administrative, investigative or appellate, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify such Person for the portion thereof to which such Person is entitled.

5.13 Contracts with the Member, any Manager, or Affiliates. No contract or transaction between the Company and the Member or any Manager, or between the Company and any Person in which the Member or any Manager is a director or officer or has a financial interest, shall be void or voidable solely for this reason, and the Member or applicable Manager shall not be obligated to account to the Company for any profit or benefit derived by the Member or applicable Manager, if the Member consents in writing to such contract or transaction.

5.14 Other Business Ventures. The Member or any Manager may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Member shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom, subject, however, to any restrictive covenants or other limitations to which the Member or any Manager has agreed to or may hereafter agree to in writing. Neither the Member nor any Manager shall be required to devote all of their time or business efforts to the affairs of the Company, but shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE VI - ACCOUNTING AND BANK ACCOUNTS

6.1 Fiscal Year. The fiscal year and taxable year of the Company shall end on the last day in December of each calendar year, or such other date as may be established by the Management Committee from time to time.

6.2 Books and Records. At all times during the existence of the Company, the Management Committee shall cause to be maintained full and accurate books of account for the Company, which shall reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company shall be maintained at the principal office of the Company, or such other location(s) as the Management Committee may determine with the approval of the Member. The Member (or the Member’s designated representative) shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at the Member’s own expense) all books and records of the Company.

6.3 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) approved by the Management Committee and in the Company’s name. Withdrawals therefrom shall be made only by persons authorized to do so by the Management Committee.

ARTICLE VII - TRANSFERS OF INTERESTS

7.1 General Provisions. The Member may transfer all or any part of the Member’s Interest, as and to such extent as the Member may determine or designate at any time.

7.2 Redemption of Interests. Any Interest may be redeemed by the Company, by purchase or otherwise, as determined by the Management Committee with the approval of the Member.

ARTICLE VIII - DISSOLUTION AND TERMINATION

8.1 Events Causing Dissolution. Unless dissolved sooner pursuant to the Act, the Certificate, or this Agreement, the Company shall be dissolved only upon the written agreement or determination of the Member to dissolve.

8.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Management Committee shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Management Committee shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefore, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

8.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE IX - MISCELLANEOUS

9.1 Title to the Property. Title to the Property shall be held in the name of the Company. The Member shall not individually have any ownership interest or rights in the Property, except indirectly by virtue of the Member’s ownership of an Interest.

9.2 Nature of Interest in the Company. An Interest shall be personal property for all purposes.

9.3 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including, but not limited to, creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Certificate, or this Agreement.

9.4 Amendments to this Agreement. This Agreement shall not be modified, amended, or restated in any manner other than by the Member.

9.5 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

9.6 Binding Agreement. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

9.7 Headings. The headings of the articles and the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions thereof and hereof.

9.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.

IN WITNESS WHEREOF, the Company and the Member have executed this Agreement as of the date first written above.

JERIT CS FUND I, LLC

By:	/s/ Michael L. Hirons
Michael L. Hirons, Vice President

“Company”

EPT SCHOOLHOUSE, LLC

By:	/s/ Michael L. Hirons
Michael L. Hirons, Vice President

“Member”